Exhibit 1A-15.2

KYN CAPITAL GROUP INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

2

KYN Capital Group Inc. and Subsidiary

Condensed Consolidated Balance Sheet

As of September 30, 2017 and December 31, 2016

(Unaudited)

	September 30, 2017	December 31, 2016
Current Assets:

Cash	$1,873	$352
Prepayment and deposits	–	90,000

Total current assets	1,873	90,352

Plant and equipment, net	15,138	21,949

Total Assets	$17,011	$112,301

Liabilities:

Accounts payables and accrued expenses	$430,169	$1,275,320
Accrued interest payable - related parties	76,475	1,210
Accrued interest payable	108,356	60,709
Convertible notes, net of debt discount of $84,110	265,890	210,000
Convertible notes -related parties	1,152,897	–
Note payable	230,500	200,000
Note payable - related parties	53,229	60,429
Contingent liabilities	43,000	43,000
Total current liabilities	2,360,516	1,850,668

Stockholders' Deficit:
Preferred stock, $.001 par value, 10,000,000 shares authorized, 260,000 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	260	260
Common stock, $.001 par value, 190,000,000 shares authorized, 54,011,699 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	54,012	54,012
Treasury stock	(3,700)	(3,700)
Additional paid-in capital	261,146	161,146
Common stock to be issued	100	–
Retained (deficit)	(2,655,323)	(1,950,085)
Total stockholders' deficit	(2,343,505)	(1,738,367)

Total Liabilities and Stockholders' Equity	$17,011	$112,301

The accompanying notes are an integral part of these consolidated financial statements

3

KYN Capital Group Inc. and Subsidiary

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2017 and 2016

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenue	$–	$–	$–	$–
Cost of revenue	–	–	–	–
Gross profit	–	–	–	–

Operating expenses:
Automobile expense	–	–	–	11,092
Depreciation expense	2,270	2,271	6,811	7,569
Consulting fees	7,500	20,500	7,500	88,171
Professional fees	230,000	–	230,000	25,000
Bank service charges	10	65	70	208
Rent expense	2,051	1,500	5,051	8,096
Office help	3,600	3,600	10,800	10,800
Office supplies	385	301	985	901
Executive compensation	43,750	43,750	131,250	272,250
Payroll taxes	4,375	4,375	13,125	27,225
Directors compensation	50,000	50,000	150,000	150,000
Other expenses	489	1,325	7,086	7,992
Stock based compensation	–	4,750	–	6,500
Telephone expense	601	599	1,958	1,945
Total operating expenses	345,031	133,036	564,636	617,749

Operating loss	(345,031)	(133,036)	(564,636)	(617,749)

Other expenses:
Interest expense	(96,452)	(7,830)	(124,712)	(20,880)
Amortization of debt discounts	–	–	(15,890)	–
Contingent loss	–	–	–	(25,388)
Total other expenses	(96,452)	(7,830)	(140,602)	(46,268)

(Loss) before income tax	(441,483)	(140,866)	(705,238)	(664,017)

Income tax expense	–	–	–	–

Net (loss)	(441,483)	(140,866)	(705,238)	(664,017)
Net (loss) per share:
Basic and diluted	$(0.01)	**	$(0.01)	$(0.01)

Weighted average number of shares
Basic and diluted	54,011,699	53,340,509	54,011,699	50,196,924

** less than $.01

The accompanying notes are an integral part of these consolidated financial statements

4

KYN Capital Group Inc. and Subsidiary

Condensed Consolidated Statements of Changes in Stockholders' Deficits

For the Years Ended December 31, 2016 and 2015 and for the Nine Months Ended September 30, 2017

(Unaudited)

	Preferred shares		Common Stock		Treasury	Common Stock to be	Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Stock	issued	Capital	Deficits	Total
Balance at December 31, 2014	–	$–	47,511,699	$47,512	–	$–	$19,438	$(79,545)	$(12,595)

Shareholders contribution	–	–	–	–	–	–	13,000	–	13,000

Stock based compensation	260,000	260	–	–	–	–	128,708	–	128,968

Treasury stock	–	–	–	–	(3,700)	–	–	–	(3,700)
					–
Net (loss)	–	–	–	–	–	–	–	(987,250)	(987,250)

Balances at December 31, 2015	260,000	$260	47,511,699	$47,512	$(3,700)	$0	$161,146	$(1,066,795)	$(861,577)

Stock based compensation	–	–	6,500,000	6,500	–	–	–	–	6,500

Net (loss)	–	–	–	–	–	–	–	(883,290)	(883,290)

Balances at December 31, 2016	260,000	$260	54,011,699	$54,012	$(3,700)	$–	$161,146	$(1,950,085)	$(1,738,367)

Proceeds from sales of common stock	–	–	–	–	–	100	–	–	100

Intrinsic value due to BCF	–	–	–	–	–	–	100,000	–	100,000

Net (loss)	–	–	–	–	–	–	–	(705,238)	(705,238)

Balances at September 30, 2017	260,000	$260	54,011,699	$54,012	$(3,700)	$100	$261,146	$(2,655,323)	$(2,343,505)

The accompanying notes are an integral part of these consolidated financial statements

5

KYN Capital Group Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016

(Unaudited)

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net (loss)	$(705,238)	$(664,017)
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation	6,811	7,569
Stock based compensation	–	6,500
Convertible note issued for services rendered	230,000	–
Amortization of debt discounts	15,890	–
Changes in operating assets and liabilities:
Increase in accrued interest payable - related party	76,475	463
Increase in accrued interest payable	46,437	20,416
Increase in accounts payable and accrued expenses	308,546	578,015
Increase in contingent liabilities	–	43,000
Net cash (used in) operating activities	(21,079)	(8,054)

Cash flows from financing activities:
Proceeds from sales of common stock	100	–
Proceeds from note payable - related party	7,500	8,375
Proceeds from note payable	15,000	–
Net cash provided by financing activities	22,600	8,375

Net increase in cash and cash equivalents	1,521	321

Cash and cash equivalents at the beginning of the quarter	352	60

Cash and cash equivalents at the end of the quarter	$1,873	$381

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1,800	$–
Cash paid for income taxes	$–	$–

Non-cash transactions:
Debt discount due to BCF	$100,000	$–
Conversion of accrued expenses to convertible notes payable	$1,152,897	$0

The accompanying notes are an integral part of these consolidated financial statements

6

KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 1 – BASIS OF PRESENTATION

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting. All inter-company balances and transactions have been eliminated in consolidation. The Company has adopted a December 31 year end.

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND

KYN Capital Group Inc. (the “Company”) was originally incorporated on November 3, 2004 in the State of Nevada under the name of New Taohuayuan Culture Tourism Co. Ltd, which was an investment holding company. The Company was administratively abandoned and reinstated in March 2015 through a court appointed guardian – Custodian. On March 26, 2015, the Company changed its name to KYN Capital Group Inc. to reflect the acquisition of KYN Capital Group Inc., its operating subsidiary organized and exiting under the laws of the State of Wyoming. The Company’s common shares are quoted on the “Pink Sheets” quotation market under the symbol “KYNC”.

In March 2015, the Board of Directors of the Company approved to issue 260,000 control shares of Convertible Series A Preferred Stock to KYN Capital Interests, Inc, for its services in connection with reorganization of the Company and as consideration for the acquisition of the KYN Capital Group, Inc. subsidiary. Such issuance gave KYN Capital Interests, Inc a majority of the then issued and outstanding voting power, or 58.13%, of the Company, resulting in a change in control of the Company. KYN Capital Interests, Inc is also the holder of 47.79% interest of KYN Capital Group Inc., our operating subsidiary organized and exiting under the laws of the State of Wyoming (“KYN SUB”).

On April 9, 2015, the Company entered into a Plan of Exchange with KYN Capital Group Inc., a corporation organized and exiting under the laws of the State of Wyoming (“KYN SUB”), pursuant to which the Company acquired 100% of the Capital Shares of KYN SUB in exchange for an issuance by the Company of 47,500,000 shares of Common Stock to KYN SUB Shareholders, and/or their assigns. The above issuance gave KYN SUB Shareholders and/or their assigns a 'controlling interest' in the Company representing approximately 99.98% of the issued and outstanding shares of the Company’s Common Stock. The Company and KYN SUB were hereby reorganized, such that the Company acquired 100% of the Capital Shares of KYN SUB, and KYN SUB became wholly-owned operating subsidiary of the Company.

The transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby KYN SUB deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The accompanying consolidated financial statements are in substance those of KYN SUB, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction. The Company is deemed to be a continuation of the business of KYN SUB. Accordingly, the accompanying consolidated financial statements include the following:

(1)	The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)	The financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

7

KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND (CONTINUED)

KYN Capital Group Inc. a Nevada corporation, and KYN Capital Group Inc. a Wyoming corporation, are hereinafter referred to as the “Company”.

The Company, through its wholly-owned subsidiary, is a Capital-Finance Leasing Company, primarily involved in real estate acquisitions, asset-based lending, and equipment-leasing. The Company specializes in acquiring real estate under market value, and the equity that is available for being taken out as capital to be re-invested into, asset-based lending, and equipment-leasing. The Company provides asset- based loans for companies and individuals that provide adequate, and suitable collateral for a loan. The loan amounts range from a minimum of $250,000 to a maximum of, $100 Million+.

NOTE 3 – GOING CONCERN UNCERTAINTIES

These financial statements have been prepared assuming that Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As of September 30, 2017, the Company had an accumulated deficit of $2,655,323. Management has taken certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows. The actions involve certain - growing strategies, including - expansion of the business model into new markets. Management believes that these actions will enable the Company to improve future profitability and cash flow in its continuing operations through December 31, 2017. As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivables, inventories, income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from these estimates.

Basis of consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiary, KYN Capital Group Inc. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

8

KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents. As of September 30, 2017, the Company had cash or cash equivalent balances in excess of the federally insured amounts, respectively. The Company’s policy is to invest excess funds in only well capitalized financial institutions.

Fixed assets

Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income.

Fair value for financial assets and financial liabilities

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as accounts payable and accrued expenses approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non- recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at September 30, 2017 nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the nine months ended September 30, 2017.

9

KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock based compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant- date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification 505, Equity Based Payments to Non- Employees. In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Income taxes

Income taxes are determined in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

For the nine months ended September 30, 2017, the Company did not have any interest and penalties associated with tax positions. As of September 30, 2017, the Company did not have any significant unrecognized uncertain tax positions.

10

KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net loss per share

The Company reports earnings (loss) per share in accordance with FASB Accounting Standards Codification 260 “Earnings per Share” (“ASC 260”). This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the earnings (loss) per share computations. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Therefore no diluted loss per share figure is presented. There were no adjustments required to net loss for the periods presented in the computation of basic loss per share.

The Company has not issued any options or warrants or similar securities since inception.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Subsequent events

The Company adopted FASB Accounting Standards Codification 855 “Subsequent Events” (“ASC 855”) to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued.

11

KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting standards

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2017-12, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE 5 – FIXED ASSETS

The Company had fixed assets of $15,138 and $21,949 as of September 30, 2017 and December 31, 2016, respectively, consisting of the following:

	September 30, 2017	December 31, 2016
Furniture and equipment	$45,412	$45,412
Accumulated Depreciation	(30,274)	(23,463)
Net	$15,138	$21,949

The Company had deprecation expenses of $2,270 and $6,811 for the three and nine months ended September 30, 2017, respectively, compared to $2,271 and $7,569 for the three and nine months ended September 30, 2016, respectively.

NOTE 6 – NOTES PAYABLE

As of September 30, 2017, the Company had note payable totaled $230,500 due to various third parties. Except for a principal of $500 without any agreement, the details of remaining balance of $230,000 was set forth as follows:

1.	$200,000 due on February 27, 2016 with interest at a rate of 12.99% per annum. The Note was originally entered into by and between the Note Holder and a related party of the Company on February 27, 2015 for the purpose of procuring financing for the benefit of, and use by the Company, which was assumed by the Company subsequently. For the three and nine months ended September 30, 2017, the Company recorded interest expenses related to this Note in amount of $7,208 and $22,485, respectively. The accrued interest was $75,461 as of September 30, 2017. The Note was in default as of the date of this report.

2.	$10,000 due on demand with interest at a rate of 7.65% per annum. For the nine months ended September 30, 2017, the Company recorded interest expenses related to this Note in amount of $573. The accrued interest was $1,911 as of September 30, 2017.

3.	$5,000 due on demand with interest at a rate of 11.50% per annum. For the nine months ended September 30, 2017, the Company recorded interest expenses related to this Note in amount of $431. The accrued interest was $1,485 as of September 30, 2017.

4.	$15,000 due on September 30, 2017 with interest at a rate of 6% per month. The unpaid principal and additional accrued interest shall be payable in full on June 30, 2018. The Note commenced on July 20, 2017, the Company recorded interest expenses related to this Note in amount of $1,800 representing 2-month interest up to September 30, 2017, which was deducted from the proceeds. The accrued interest was $0 as of September 30, 2017.

12

KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 7 – NOTES PAYABLE – RELATED PARTY

As of September 30, 2017, the Company had notes payable to related parties in amount of $53,229, of which $44,229 was payable to Clem A Yeboah, President of the Company, $500 was payable to Kingsley Sackey, Director of the Company and $8,500 was payable to Jude Alfonso, Director of the Company. The proceeds from the Notes were for the Company’s daily operations including but not limited to, supplies, telephone, staff compensation, rent, website development and others.

The Notes were not evidenced by promissory notes, but rather were oral agreements between the related parties and the Company, except for $7,000 payable to Jude Alfonso, the loan agreement of which was entered into on July 20, 2017. Pursuant to the Agreement, The $7,000 had no interest through September 30, 2017, the Due Date. The unpaid principal after the Due Date should be accrued interest at a rate of 2% per month until paid. Any unpaid principal and additional accrued interest shall be payable in full on June 30, 2018. In addition, the Company agreed to issue 50,000 shares of Common Stock of the Company for a cash payment of $100 by Jude Alfonso. The cash of $100 was received by the Company and recorded as common stock to be issued as of September 30, 2017.

NOTE 8 – CONVERTIBLE NOTES PAYABLE

On August 2, 2016, the Company entered into a 12% convertible promissory note with an unrelated parties for services rendered in principal amount of $30,000. The Note bore interest at twelve percent per annum, matured on August 2, 2017. The Note was in default and the interest was accrued at a default interest rate of 18% per annum after August 2, 2017. The Note was convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. Since there was no trading volume of the Company’s common stock and the Note was not able to be readily converted into cash, the Company believed there was no derivative liability related to the Note. For the three and nine months ended September 30, 2017, the Company recorded interest expenses related to the Note in amount of $1,185 and $2,985, respectively, which was included in accrued interest payable as of September 30, 2017. The accrued interest was $4,485 as of September 30, 2017.

On October 2, 2016, the Company entered into two 12% convertible promissory notes with two unrelated parties for services rendered in principal amount of $60,000 and $120,000, respectively. Both Notes bore interest at twelve percent per annum, matured on October 2, 2017, and were convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. Since there was no trading volume of the Company’s common stock and both Notes were not able to be readily converted into cash, the Company believed there was no derivative liability related to both Notes. For the three and nine months ended September 30, 2017, the Company recorded interest expenses related to these 2 Notes in amount of $5,400 and $16,200, respectively, which was included in accrued interest payable as of September 30, 2017. The accrued interest was $21,600 as of September 30, 2017.

On April 20, 2017, the Company entered into a 12% convertible promissory note with an unrelated parties for services rendered in principal amount of $40,000. The Note bore interest at twelve percent per annum, matured on May 20, 2018, and was convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. Since there was no trading volume of the Company’s common stock and the Note was not able to be readily converted into cash, the Company believed there was no derivative liability related to the Note. For the nine months ended September 30, 2017, the Company recorded interest expenses related to the Note in amount of $2,173, which was included in accrued interest payable as of September 30, 2017. The accrued interest was $2,173 as of September 30, 2017.

13

KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 9 – CONVERTIBLE NOTES PAYABLE – BENEFICIAL CONVERSION FEATURE

On August 3, 2017, the Company entered into a Services Agreement (the “Agreement”) with LQD Ventures, LLC, a Delaware Limited Liability Company d/b/a Minivest.com, an unrelated entity (“Minivest”), pursuant to which Minivest shall serve as a business advisor and online marketing platform to the Company in exchange for a 10% convertible promissory note of $100,000 (the “Note”). The Note is due on August 3, 2018 and convertible into the shares of Common Stock of the Company at a price of $0.0001 per share. The Note is discounted in full due to a beneficial conversion feature, which will be amortized over one year starting from August 3, 2017. Accordingly, the Company recorded interest expense related to this Note of $1,589 and amortization of debt discount in amount of $15,890 during the nine months ended September 30, 2017. The accrued interest was $1,589 and unamortized debt discount was $84,110 as of September 30, 2017.

NOTE 10 – CONVERTIBLE NOTES PAYABLE – RELATED PARTIES

As of September 30, 2017, the Company had convertible notes payable due to related parties totaled $1,152,897, which were converted from accrued expenses due to related parties up to March 31, 2017 upon the approval by the Board of Directors of the Company on March 14, 2017. The Notes bore interest at twelve percent per annum, matured on March 15, 2018, and were convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. Since there was no trading volume of the Company’s common stock and the Notes were not able to be readily converted into cash, the Company believed there was no derivative liability related to the Notes. For the nine months ended September 30, 2017, the Company recorded interest expenses related to the Notes in amount of $76,475, which was included in accrued interest payable to related parties as of September 30, 2017. The accrued interest payable to related parties was $76,475 as of September 30, 2017.

NOTE 11 – NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the three months ended September 30, 2017 and 2016, respectively:

	September 30, 2017	September 30, 2016
Numerator:

- Net (loss)	$(441,483)	$(140,866)
Denominator:
- Weighted average shares outstanding – basic and diluted	54,011,699	53,340,509

Net loss per share - basic and diluted	$(0.01)	**

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KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 11 – NET LOSS PER SHARE (CONTINUED)

The following table sets forth the computation of basic and diluted net loss per share for the nine months ended September 30, 2017 and 2016, respectively:

	September 30, 2017	September 30, 2016
Numerator:
- Net (loss)	$(705,238)	$(664,017)
Denominator:
- Weighted average shares outstanding – basic and diluted	54,011,699	50,196,924

Net loss per share - basic and diluted	$(0.01)	$(0.01)

** Less than $.01

NOTE 12 – CAPITAL STRUCTURE

The Company filed an Amendment to Articles of Incorporation to increase its Capital Stock, $.001 par value, from 60,000,000 shares to 200,000,000 shares, $.001 par value, including authorized common stock of 190,000,000 shares, $.001 par value, and authorized preferred stock of 10,000,000 shares, $.001 par value. Out of the 10,000,000 shares of preferred stock, 260,000 shares were further designated as Convertible Series A Preferred Stock, each share of which has a conversion ratio of 1:100 and is entitled to one hundred vote on any and all matters considered and voted upon by the Corporation's Common Stock, and 3,000,000 shares were further designated as Series B Preferred Stock without conversion and voting right. As of September 30, 2017, the Company had 54,011,699 shares of Common Stock and 260,000 shares of Convertible Series A Preferred Stock issued and outstanding. There was no Series B Preferred Shares issued and outstanding.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Company has a month-to-month arrangement for the use of space.

For the three and nine months ended September 30, 2017, rent expense was $2,051 and $5,051, respectively, compared to rent expense of $1,500 and $8,096 for the three and nine months ended September 30, 2016, respectively.

NOTE 14 – CONTINGENT LIABILITIES

As of September 30, 2017, the Company had contingent liabilities of $43,000 due to the lawsuits set forth below.

On June 9, 2015, the Company was served with a Summons and Complaint entitled "ATAX New York LLC vs. KYN Capital Group Inc.", pursuant to which ATAX New York LLC, the creditor of the Company, alleged that he was owed $25,000 by the Company, representing the indebtednesses purchased, plus interest, cost, disbursements and attorney’s fees. The Company has been in negotiations with ATAX New York LLC, and has reached an agreement as to repayment schedule.

On July 31, 2015, the Company was served with a Summons and Complaint entitled "Williams Holding Corporation vs. KYN Capital Group Inc.", pursuant to which Williams Holding Corporation, the creditor of the Company, alleged that he was owed $18,000 by the Company, plus cost, pre-judgement interest and for such other and further relief the Court deems just and proper. The Company has been in negotiations with Williams Holding Corporation, but has not yet reached an agreement as to repayment schedule as of the date of this report.

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KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

NOTE 15 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to September 30, 2017 to the date these financial statements were issued. The Company does not have any material subsequent events to disclose in these financial statements.

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KYN CAPITAL GROUP INC. AND SUBSIDIARY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

I, Clem Yeboah, certify that:

1.  I have reviewed the consolidated Financial Statements for the three and nine months ended September 30, 2017 of KYN Capital Group Inc. and subsidiary.

2.    Based on my knowledge, the financial statements, and other financial information included or incorporated by reference hereto, fairly present in all material respects the financial condition, results of operations and cash flows of the issuer as of, and for, the periods presented hereto.

Date: November 13, 2017

/s/: Clem Yeboah

Clem Yeboah

President

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